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                                                                     Exhibit III

                               ESCROW AGREEMENT
                               ----------------

     THIS ESCROW AGREEMENT, dated as of December 29, 1997 by and among RAM GOLF CORPORATION, a Delaware corporation, ("Seller"); TEARDROP RAM GOLF COMPANY, a Delaware corporation, ("Buyer"); and Crummy, Del Deo, Dolan, Griffinger & Vecchione, as escrow agent ("Escrow Agent").

                             W I T N E S S E T H:

     WHEREAS, Buyer, Seller, TearDrop Golf Company, a Delaware corporation ("Parent"), and James R. Hansberger, a shareholder of Seller, are parties to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated December 23, 1997; and

     WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), Seller and Buyer desire to deposit 100,000 shares of common stock, par value $.01 per share, of Parent ("Common Stock") into escrow with the Escrow Agent, to be held by Escrow Agent pursuant to the terms and conditions of this Escrow Agreement pending the occurrence of certain events set forth herein; and

     WHEREAS, Escrow Agent is willing to serve in such capacity on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:

     1. Definitions. Unless otherwise defined herein, each capitalized term used in this Agreement shall have the meaning ascribed to such term in the Purchase Agreement.

     2. Appointment of Escrow Agent. Each of Buyer and Seller hereby appoints and designates Escrow Agent as the Escrow Agent for the purposes and upon the terms set forth herein, and Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent hereunder for the purposes and upon the terms set forth herein.

     3.  Deposit of Escrow Shares.
         ------------------------

         (a) On or before the date hereof, Buyer has deposited with Escrow Agent 100,000 shares of Common Stock, constituting a portion of the escrow deposit required by Section 3.2(a)(iii) of the Purchase Agreement (such shares, as increased by any dividends or other deposits thereon, the "Escrow Shares") and executed stock powers. Seller and Buyer hereby agree that the Escrow Shares will be held in escrow
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pending the disposition thereof pursuant to this Agreement and the Purchase
Agreement.

          (b) Escrow Agent hereby accepts the Escrow Shares and shall hold the Escrow Shares in accordance with the terms and conditions of this Agreement.

     4. Delivery of the Escrow Shares. The release of the Escrow Shares at any given time is subject to receipt, on or after March 19, 1998, by Escrow Agent of a written notice (a "Notice") executed by an authorized officer of each of Buyer and Seller, instructing Escrow Agent to disburse the Escrow Shares to Buyer or Seller as set forth below and as indicated in such instructions. If such Notice indicates that Buyer has received, on or prior to March 19, 1998, the dollar amount of the inventory with respect to Ram products ordered from vendors located outside of the United States that is necessary to satisfy 75% of the forecasted sales for April 1998, subject to the terms of Section 7.5(g) of the Purchase Agreement, then Escrow Agent shall release the Escrow Shares to Seller. If such Notice indicates that Buyer has not received such amount on or prior to March 19, 1998, subject to the terms of Section 7.5(g) of the Purchase Agreement, then Escrow Agent shall release the Escrow Shares to Buyer.

     5. Escrow Agent Compensation. Escrow Agent shall be reimbursed for all actual out-of-pocket expenses incurred in performing the services required hereunder. The parties hereby agree that Buyer and Seller shall be liable equally for all such amounts due to Escrow Agent. The fees of any replacement Escrow Agent shall be split evenly by the Buyer and Seller.

     6. Disputes. Notwithstanding the provisions of Section 4 of this Agreement, in the event a dispute arises with regard to the escrow created by this Agreement, the following provisions shall apply:

          (a) If Escrow Agent shall receive a written notice from Buyer or Seller stating that a disagreement or dispute has arisen between the parties or any other persons resulting in adverse claims and demands being made from the Escrow Shares (any such event being hereinafter referred to as a "Dispute"), whether or not litigation has been instituted, then in any such event, Escrow Agent shall continue to hold the Escrow Shares until Escrow Agent receives either: (i) a written notice signed by Buyer and Seller, directing the delivery of the Escrow Shares in accordance with this Agreement; or (ii) a final non-appealable order of a court of competent jurisdiction, entered in an action, suit or proceeding in which Buyer and Seller are parties, directing the delivery of the Escrow Shares. In either of such events, Escrow Agent shall then

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deliver the Escrow Property in accordance with such direction. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such claims and demands in the event of a Dispute unless and until it has received such direction. Upon compliance with such direction, Escrow Agent shall be released of and from all liability hereunder.

          (b) Notwithstanding the foregoing, Escrow Agent shall have the following rights in the circumstances described in Section 6(a) hereof:

               (i) If Escrow Agent shall have received a notice signed by Buyer or Seller advising that litigation between the parties over entitlement to the Escrow Shares has been commenced by any person, Escrow Agent may, on notice to the parties, deposit the Escrow Property with the clerk of the court in which such litigation is pending; or

               (ii) Escrow Agent may, on notice to Buyer and Seller, take such affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, but not limited to, the deposit of the Escrow Property with a court of competent jurisdiction and the commencement of an appropriate action, the costs of which shall be borne by the parties hereto save and except Escrow Agent. Upon the taking by Escrow Agent of the action described in clause (i) or clause (ii) of this Section, Escrow Agent shall be released of and from all liability hereunder except for gross negligence or willful misconduct.

          (c) Except for Escrow Agent's gross negligence or willful misconduct, Escrow Agent shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or any notice or demand given to it or for the form of execution of any such instrument, notice or demand or for the identification, authority or rights of any person executing, depositing or giving the same or for the terms and conditions of any instrument, pursuant to which the parties may act.

          (d) Escrow Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not incur any liability:
(i) in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so; or (ii) in otherwise acting or failing to act under this Agreement except in the case of Escrow Agent's gross negligence or willful misconduct.

          (e) The terms and provisions of this Agreement shall create no right in any person, firm or corporation other than the parties and their respective successors and assigns and no third party shall have the right to enforce or benefit from the terms hereof.

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          (f)  Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by the other parties hereto and a copy thereof has been received by Escrow Agent.

          (g) Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Agreement.

          (h) The parties hereto further agree to equally indemnify Escrow Agent from and against any and all losses, claims, damages or liabilities and expenses, including reasonable attorneys fees which may be asserted against it or to which it may be exposed or may incur by reason of its performance hereunder, except when such performance was grossly or willfully negligent.

     7. Notices. All notices hereunder shall be given in accordance with the notice provisions of the Purchase Agreement. In addition, notices to Escrow Agent shall be addressed to it at:


                    Crummy, Del Deo, Dolan, Griffinger & Vecchione One Riverfront Plaza
                    Newark, New Jersey 07102-5497

                    Attn:  Jeffrey A. Baumel, Esq.

     8. Termination. This Agreement shall terminate upon the earliest occurrence of any of the following events: (i) the written agreement of all parties who are bound by the terms hereof; or (ii) upon the delivery by Escrow Agent of all of the Escrow Property in accordance with the terms of this Agreement.

     9. Incorporation. The preamble to this Agreement and all annexes, schedules and exhibits annexed hereto are incorporated herein by this reference as if set forth herein in their entirety.

     10. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any Court, such holding shall not invalidate or render unenforceable any other provision of this Agreement and each and every other provision of this Agreement shall continue in full force and effect.

     11. Binding Effect; Amendment. This Agreement contains the entire agreement of the parties, and shall inure to the benefit of and be binding upon the parties hereto and upon their successors in interest of any kind whatsoever, including, but not limited to, their assignees, administrators, trustees, attorneys-in-fact and legal representatives (except as herein otherwise provided). It may not be waived, changed or discharged orally, but only by an agreement in writing, signed by the parties hereto.

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     12.  Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any party.

     13. Section Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.  Construction.

     (a) This Agreement shall be construed pursuant to the laws of the State of Illinois in effect at the time of such construction without giving effect to conflicts of laws principles.

     (b) Nothing in this Agreement shall be construed to limit or abridge the rights and obligations of the Seller and Buyer under the Purchase Agreement.

     15. Counterparts. This Agreement may be executed in one or more counterparts in which event all of said counterparts shall be deemed to constitute one original of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

                                  ESCROW AGENT:

                                  Crummy, Del Deo, Dolan, Griffinger
                                  & Vecchione


                                  By: /s/ Jeffrey A. Baumel
                                     --------------------------------
                                  Name:  Jeffrey A. Baumel, Esq.
                                  Title: Director

                                  SELLER:

                                  RAM GOLF CORPORATION


                                  By: /s/ James R. Hansberger
                                     --------------------------------
                                  Name:  James R. Hansberger
                                  Title: President


                                  BUYER:

                                  TEARDROP RAM GOLF COMPANY


                                  By: /s/ Rudy A. Slucker
                                     --------------------------------
                                  Name:  Rudy A. Slucker
                                  Title: President

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